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                                                                     EXHIBIT 5.1

                               December 22, 1995

The Continuum Company
9500 Arboretum Boulevard
Austin, Texas 78759

Ladies and Gentlemen:

     I am Vice President and General Counsel of The Continuum Company, Inc. (the "Company"), and I have represented the Company in connection with the registration of an aggregate of 6,004,583 shares of Common Stock, $.10 par value, of the Company (the "Continuum Common Stock"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of Continuum Acquisition Corporation, a wholly-owned subsidiary of the Company ("Merger Sub"), with and into Hogan Systems, Inc., a Delaware corporation ("Hogan"), as set forth in that certain Agreement and Plan of Merger, dated as of December 10, 1995, among the Company, Merger Sub and Hogan (the "Merger Agreement"), included in the Registration Statement. In the Merger, each outstanding share of Common Stock, $.01 par value, of Hogan (other than shares held directly or indirectly by the Company or Hogan) will be converted into the right to receive 0.355555 of a share of Continuum Common Stock.

     In connection herewith, I have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof, the records of certain corporate proceedings which have occurred prior to the date hereof, the Registration Statement, and such other documents, and have made such other investigations as I considered necessary for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Continuum Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the terms of the Merger Agreement as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                            Very truly yours,

                                            /s/  JACK DENNISON
                                            Jack Dennison
                                            Vice President and General Counsel